Exhibit 10.1

Execution Copy

CONSULTING AGREEMENT

This CONSULTING Agreement is entered into as of this 25th day of September, 2025 (the “Agreement”) by and between NKGen Biotech, Inc. (the “Company”), and Yong Man Kim (“Consultant”). The Company and Consultant are referred to individually as a “Party” and collectively as the “Parties.”

The following terms set forth the agreement between Consultant and the Company for the services described below which Consultant agrees to render for the Company in accordance with this Agreement.

1. Services. Consultant agrees to provide general consulting services as requested by the Company during the Term (as defined below), including services related to the Company’s research and development efforts, as assigned from time to time by the Company’s Chief Executive Officer (the “Services”). Consultant agrees to provide at least 8 hours of Services per week during the Term, constituting twenty percent (20%) of Consultant’s working time. The Parties understand and agree that the Company shall provide supervision and have control over only the results of, including any deadlines for, the Consultant’s Services. Consultant shall retain control over the means and methods by which such results are accomplished (except as otherwise provided herein) and will be the employer and supervisor of all employees of Consultant that perform the Services.

2. Term; Termination. This Agreement shall be effective as of September 8, 2025 (the “Effective Date”) and continue in full force and effect until terminated by either Party’s written notice (the “Term”). This Agreement may be terminated at-will by either Party.

3. Consideration. Consultant acknowledges and agrees that Consultant’s access during the term to Company intellectual property and Confidential Information constitutes adequate consideration for Consultant’s Services.

4. Independent Contractor Status. Nothing herein shall be construed to create a joint venture or partnership between the Parties hereto or an employee/employer relationship. Consultant agrees that Consultant is an independent contractor and that Consultant is not entitled to and shall not claim any of the rights, privileges or benefits of an employee of the Company. Consultant understands and agrees that the manner in which Consultant performs the Services is in Consultant’s discretion and control, subject to the provisions set forth herein, and that the Company shall not supervise or direct Consultant’s performance of those Services. Consultant understands that Consultant shall not receive any of the rights, privileges and benefits that the Company extends to its employees, including, but not limited to, pension, retirement savings or welfare benefits, vacation, termination or severance pay or other perquisites by virtue of this Agreement or by virtue of Consultant’s provision of Services to the Company. Consultant hereby releases any and all right, claim, or interest to any privileges or to any benefit, welfare plan or other employee benefit plans or perquisites, including but not limited to pension, welfare benefits, vacation or termination pay, provided by, or on behalf of, the Company to its employees. Consultant is responsible for any and all employment-related federal, state and local taxes, unemployment compensation coverage, workers’ compensation insurance and social security payments relating to the Services. Consultant shall maintain all proper insurance coverages required to perform the Services. Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party. Consultant shall be solely responsible for all liabilities, costs, and expenses related to the Services.

5. Intellectual Property Rights. Consultant hereby assigns to the Company Consultant’s entire right, title and interest in any invention, technique, process, device, discovery, development, concept, design, idea, improvement, “know-how,” trade secret and/or original work of authorship, whether or not patentable, copyrightable or otherwise legally protectable, hereafter made or conceived solely or jointly by Consultant at any time during the term of Consultant’s engagement with the Company or any of its affiliates (the “Group”) which (i) is created using the Company’s or the Group’s facilities, supplies, information, trade secrets or time; (ii) directly or indirectly relates to the Company’s or the Group’s business or actual or anticipated research and development; or (iii) directly or indirectly results from any work performed by Consultant for the benefit of the Company or any member of the Group (“Inventions”). Consultant shall disclose any such Invention promptly to the Company, and Consultant shall, upon request during and after the Term, promptly execute a specific assignment of title to the Company, and do anything else reasonably necessary to enable the Company to secure patent, trade secret or any other proprietary rights protection in the United States or foreign countries. Notwithstanding the foregoing, to the extent that any agreement between Consultant and a member of the Group conflicts with this provision, the provisions of such agreement shall govern.

6. Confidentiality.

6.1 Agreement to Preserve Confidentiality. Consultant covenants and agrees that while Consultant is engaged by the Company and following termination of that engagement for any reason, all Confidential Information of the Group shall be regarded as confidential, proprietary, and in the nature of trade secrets, and Consultant agrees not to: (i) disclose any Confidential Information to any third party, including employees or Consultants of the Company who do not have a legitimate business need to know, without the specific consent of the Company, except as required by law or by existing contracts to which the Company or a Group member is a party; (ii) use any Confidential Information for Consultant’s own benefit or for the benefit of any other person or in any way that would be detrimental to the Company’s or the Group’s business; or (iii) remove Confidential Information from the Company’s premises without a valid business purpose.

6.2 Definition of Confidential Information

A.	“Confidential Information” shall include: any information (in whatever form and whether or not recorded in any media) relating to the Company (whether constituting a trade secret or not) and including, but not limited to, information regarding research, development, inventions, manufacturing, purchasing, accounting, engineering, marketing, merchandising, selling, source codes, software programs, computer systems, logos, designs, graphics, writings or other materials, algorithms, formulae, works of authorship, techniques, documentation, models and systems, products, sales and pricing techniques, procedures, inventions, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, services, client, customer and supplier lists, and client, customer and supplier information, which (i) is or has been disclosed to Consultant (or of which Consultant became aware) as a consequence of or through Consultant’s Service to or prior employment with the Company or the Group, (ii) has value to the Company or would be of value (actual or potential) to a competitor, and (iii) is not generally known, or readily available by lawful means, to the public (including compiled information that is not publicly available in such a consolidated form).

B.	Confidential Information shall not include any specific information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by Consultant without authorization) or that has been independently developed and disclosed by others, or that otherwise has entered the public domain through lawful means. Nothing in this Agreement should be construed as restricting the Consultant’s right to engage in legally protected activities under applicable law.

C.	Notwithstanding anything to the contrary in this Section 6.2, nothing in this Agreement (or any other policy, plan, or program of the Company) is intended to, or shall be deemed to, prohibit or restrict Consultant in any way from communicating directly with, reporting to, cooperating with, responding to any inquiry from, or providing testimony before, the U.S. Securities and Exchange Commission, FINRA, or any other self-regulatory organization, or any other federal or state regulatory authority, or governmental agency or entity, regarding any possible securities violation or other possible violation of law or this Agreement or its underlying facts and circumstances. In addition, nothing in this Agreement is intended, or shall be deemed, to interfere with Consultant’s ability to file a charge or complaint with the U.S. Equal Employment Opportunity Commission or any other federal, state, or local government agency or commission, including those agencies responsible for enforcing equal opportunity laws or limit Consultant’s ability to participate in any investigation or proceeding conducted by any such agency. Moreover, nothing in this Agreement is intended to or does in any way: (i) prevent Consultant from discussing or disclosing information about unlawful acts in the workplace, such as harassment (including sexual harassment), discrimination, sexual assault, or any other conduct that Consultant has reason to believe is unlawful; (ii) waive any rights which cannot be waived by agreement; or (iii) prevent Consultant from otherwise disclosing information as permitted or required by law.

6.3 Return of Property. Upon the termination of this Agreement for any reason, or at any time when so requested by the Company, Consultant agrees to promptly return and/or permanently delete all documents and data belonging to the Company or related to the Company, its clients, customers, members, or its business in Consultant’s possession or control and any other materials containing Confidential Information, including all hard copies as well as stored data on any electronic device.

7. Non-Solicitation. During the Term and for one (1) year thereafter, Consultant will not, and will cause Consultant’s affiliates not to, directly or indirectly through or in association with any third party, use the Company’s trade secrets to: (i) solicit, induce, recruit or encourage any employees or consultants to the Group to terminate their relationship with the Group or take away or hire such employees or consultants, (ii) otherwise interfere with the Group’s relationship with any customers, clients, vendors, suppliers, licensors, or lessors, or (iii) attempt to do any of the foregoing, either for Executive’s own purposes or for any other third party.

8. Non-Disparagement. During the Term and at all times thereafter, Consultant shall not make any oral or written statements, either directly or through other persons or entities, which are disparaging to the Group or the management, officers, directors, services, products or operations of any of the foregoing.

9. Damages and Injunctive Relief. The Parties acknowledge and agree that:

A. Each Party’s obligations under Sections 5, 6, 7, and 8 of this Agreement have a unique and substantial value to the other Party and each Party remains obligated even if the Agreement is voluntarily or involuntarily terminated. Each Party understands that if it violates Sections 5, 6, 7, or 8 of this Agreement during or after Consultant’s provision of Services to the Company, the other Party may, unless negotiated otherwise, be able to recover monetary damages from Consultant and/or the other relief described below.

B. A violation or even a threatened violation of this Agreement is likely to result in irreparable harm to the non-breaching Party and monetary damages alone would not completely compensate the non-breaching Party for the harm. Accordingly, the non-breaching Party may obtain an injunction prohibiting the breaching Party from violating Sections 5, 6, 7, and 8 of the Agreement, an order requiring the breaching Party to render specific performance of Sections 5, 6, 7, and 8 of the Agreement, and/or other appropriate equitable remedies, without the need to post bond, in addition to and not in limitation of any other rights, remedies, or damages available to the non-breaching Party at law or in equity.

C. If a court determines that the breaching Party has breached or attempted or threatened to breach Sections 5, 6, 7, or 8 of the Agreement, the breaching Party consents to the granting of an injunction restraining the breaching Party from further breaches or attempted or threatened breaches of Sections 5, 6, 7, and 8, compelling the breaching Party to comply with Sections 5 through 8, and/or prescribing other equitable remedies.

10. Representations, Warranties and Covenants. Consultant shall comply with all local, state and federal laws that are applicable to Consultant’s obligations under this Agreement or any related activities. Consultant shall perform under this Agreement in a professional, ethical and workmanlike manner and in accordance with the highest professional standards in the industry. Consultant represents and warrants to the Company that Consultant has the requisite training, skill set and experience level necessary to perform Consultant’s obligations under this Agreement. Consultant further represents and warrants that Consultant is able to provide the Services to the Company and that Consultant’s ability to provide services for the Company is not limited or restricted by any agreements or understandings between Consultant and other persons or companies.

11. No Assignment. Consultant may not assign, delegate, subcontract or license, in whole or in part, this Agreement, including without limitation, any of the rights, duties and obligations without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion. Any attempted assignment, delegation, subcontract or licensing of such rights, duties or obligations without the Company’s prior written consent shall be void and of no effect. The provisions of this Agreement are binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

12. Governing Law. The Parties agree that this Agreement shall be governed by the laws of the State of California, without regard to any conflicts of law principles (and, as applicable, applied by the arbitrator selected pursuant to Section 13 of this Agreement).

13. Arbitration. With the exception of equitable relief as noted in Section 9 of this Agreement, any controversy or claim arising out of or relating to this Agreement (including, without limitation, as to arbitrability), or the breach thereof, shall promptly and expeditiously, at the request of any party to this Agreement, exclusively by final and binding arbitration, be conducted in accordance with the Employment Arbitration Rules then in effect of the American Arbitration Association (the “Arbitrator”) under the common rules then pertaining. The arbitration hearing shall commence within ninety (90) calendar days after the Arbitrator is selected, unless the Parties mutually agree to extend this time period. The arbitration shall take place in the State of California. The Arbitrator will have full power to give directions and make such orders as the Arbitrator deems just. The Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based within thirty (30) days after the conclusion of the arbitration hearing. The agreement to arbitrate will be specifically enforceable or subject to vacator by a court of competent jurisdiction. The award rendered by the Arbitrator shall be final and binding (absent fraud or manifest error), and any arbitration award may be enforced by judgment entered or vacated in any court of competent jurisdiction. Notwithstanding anything herein to the contrary, the Company may seek injunctive or equitable relief to enforce the terms of this Agreement, including but not limited to the terms of Sections 5, 6, 7, or 8 of this Agreement, in any court of competent jurisdiction. If such judicial proceedings are instituted, the Parties agree that such proceedings shall not be stayed or delayed pending the outcome of any arbitration proceedings hereunder.

14. Waiver. No failure to act by the Company shall waive any right contained in this Agreement. Any waiver by the Company must be in writing and signed by an officer of the Company to be effective.

15. No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit, or remedy of any nature whatsoever.

16. Counterparts; Electronic Signature. This Agreement may be executed in several counterparts and all documents so executed shall constitute one agreement, binding on each of the Parties hereto. The facsimile, email or other electronically delivered signatures of the Parties shall be deemed to constitute original signatures, and the facsimile or electronic copies hereof shall be deemed to constitute duplicate originals.

17. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

IN WITNESS WHEREOF, the Company and Consultant have executed this Agreement as of the date first written above.

“COMPANY”

NKGEN BIOTECH, INC.

By:	/s/ Paul Y. Song
Name:	Paul Y. Song
Title:	Chief Executive Officer

“CONSULTANT”

/s/ Yong Man Kim
Yong Man Kim

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